Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Brinker International, Inc.:

We consent to the incorporation by reference in the Registration Statement Nos. 33-56491, 333-02201, 333-93755, 333-42224, 333-105720, 333-125289, and 333-157050 on Form S-8; Registration No. 333-74902 on Form S-3; and Registration Statement No. 333-116879 on Form S-4 of Brinker International, Inc. of our reports dated August 29, 2011, with respect to the consolidated balance sheets of Brinker International, Inc. as of June 29, 2011 and June 30, 2010, and the related consolidated statements of earnings, shareholders’ equity, and cash flows for each of the years in the three-year period ended June 29, 2011, and the effectiveness of internal control over financial reporting as of June 29, 2011, which reports appear in the 2011 Annual Report to Shareholders on Form 10-K of Brinker International, Inc.

KPMG LLP

Dallas, Texas

August 29, 2011